UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2008

DAG Media, Inc.
(Exact Name of Registrant as Specified in Charter)

New York	000-25991	11-3474831
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

192 Lexington Avenue, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(212) 489-6800
(Registrant’s telephone number,
including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 16, 2008, DAG Media, Inc. (the “Company”), received a letter from the NASDAQ Stock Market (“Nasdaq”) indicating that the bid price per share for the Company’s common stock for the last 30 consecutive business days had closed below the $1.00 minimum bid price required for continued listing under Marketplace Rule 4310(c)(4).

Pursuant to Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until October 13, 2008, to regain compliance with the rule. To regain compliance with the minimum bid price requirement, the closing bid price of the Company’s common stock must close above $1.00 for a minimum of ten consecutive business days, although the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If, by October 13, 2008, the Company cannot demonstrate compliance with Marketplace Rule 4310(c)(4), the Nasdaq staff will determine whether or not the Company meets The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel determination to delist its securities to a Listing Qualifications Panel.

A copy of the letter (redacted for personal information) is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Letter from NASDAQ Stock Market dated April 16, 2008.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DAG MEDIA, INC.

Dated: April 18, 2008	By:	/s/ Assaf Ran

Name: Assaf Ran
Title: President and Chief Executive Officer